WESTERN ASSET FUNDS, INC.

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints R. Jay Gerken, D. Daniel Fleet, Lisa G. Mrozek and Erin K. Morris, as his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any or all post-effective amendments to the Registration Statement of Western Asset Funds, Inc., and to file the same, with all exhibits thereto, and all other documents in connection therewith (File Nos. 33-34929 and 811-06110) granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitutes may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Ronald J. Arnault	Director	May 8, 2007
Ronald J. Arnault

/s/ Anita L. DeFrantz	Director	May 8, 2007
Anita L. DeFrantz

/s/ R. Jay Gerken	Director and President	May 8, 2007
R. Jay Gerken

/s/ Ronald L. Olson	Director	May 8, 2007
Ronald L. Olson

/s/ Avedick B. Poladian	Director	May 8, 2007
Avedick B. Poladian

/s/ William E.B. Siart	Director	May 8, 2007
William E.B. Siart

/s/ Jaynie Miller Studenmund	Director	May 8, 2007
Jaynie Miller Studenmund

/s/ Marie K. Karpinski	Principal Financial and Accounting Officer	May 8, 2007
Marie K. Karpinski